EXHIBIT 10.22

October 4, 2006

Mr. Raj Singh

Dear Raj:

I am pleased to offer you a position with Mosys, Inc. (the “Company”) as Vice President, Marketing and Business Development, an exempt position in which you will report directly to me. Your semimonthly compensation will be $8,333.33 dollars, which is equal to $200,000.00 annually.  You will also be eligible to receive an Incentive Bonus based on the following guidelines:

-  for each Agreement which is signed with a Strategic Account from a targeted account list and which involves substantial payments to Mosys, you will be paid an Incentive Bonus of $12,500.  The companies that are identified as target accounts and the determination of whether the agreement involves substantial payments will be in the sole discretion of the Company.

In addition, you will be granted an option to purchase 175,000 shares of the Company’s common stock, subject to approval by the Board of directors and your execution of the Company’s standard Stock Option Agreement. The terms of such option shall be in accordance with the terms of the Company’s stock option plan.  Accordingly, the options will vest 25% at the end of one year of employment and 2.0833% per month thereafter.  The per share exercise price of the option shall be the fair market value of the Company’s common stock on the date of grant as determined by the Board of Directors.

Upon the commencement of your employment, the Company will enter into a Change-in-Control agreement with you, a copy of which is attached for your reference.

You will also be eligible to participate in the Company’s employee benefit plans including our standard major medical, dental, life, short and long term disability, vision, flexible benefit plan, paid holidays, personal time off (PTO) and the Company’s 401(k) plan.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted in Santa Clara County, California.  However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Human Resources.  This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Raj, we believe that you can make a great contribution to Mosys and we all look forward to working with you.

Sincerely,
/s/ Chet Silvestri
Chet Silvestri
Chief Executive Officer
ACCEPTED AND AGREED TO
This 6th day of October, 2006
/s/ Raj Singh
Raj Singh
Start date: October 6, 2006